ACB Analytics
Professional Services Agreement
September 2006

Table of Contents

1.	Contract of work
1.1.	Contractual terms
1.1.1.	Confidentiality
1.1.2.	Defining the scope of work
1.1.3.	Professional fees
1.1.4.	Terms of settlement
1.1.5.	Retainer

2.	Scope of work
2.1.	Appointment as Interim Chief Financial Officer and Principal Financial Officer
2.2.	Response to SEC regarding comments to the SB-2 Registration Statement
2.3.	Total scope of work

3.	Additional services

ACB Analytics
Professional Services Agreement
September 2006

ACB Analytics
Vancouver
Faceprint Global Solutions
1111 E. Herndon Avenue, Suite 115
Fresno, CA 93720

Attention: Pierre Cote, CEO

Dear Mr. Cote,

As per our preliminary discussion regarding the provision of financial analysis services for Faceprint Global Solutions (Faceprint), please see the terms of service and the preliminary scope of work.

1. Contract of Work

ACB Analytics (ACB) offers financial analysis services to individual and corporate clients. ACB is unincorporated and privately owned and managed by Canon Bryan of Vancouver, Canada. It is hereby proposed to enter into contract for such services as are delineated below, and as necessary on an ongoing basis, beyond those specifically addressed in this contract.

1.1. Contractual terms

Parties to this contract of work are bound by the following terms of service:

1.1.1. Confidentiality

All documents, materials, conversations are the private property of the respective parties. Parties hereto agree not to disclose any such materials to any third party without the others’ express written consent. Materials produced as a result of this contract of work are the property of Faceprint, and cannot be used by ACB without express written consent.

1.1.2. Defining the scope of work

ACB agrees not to perform any services without prior disclosure of the estimated scope of work to Faceprint. If, at any time, during performance of services, it is estimated that the preliminary scope of work will be exceeded materially, notification must be made to Faceprint.

Faceprint agrees to provide timely disclosure of work that is subject to deadline. Completion of work is subject to the availability of the resources of ACB.

1.1.3. Professional fees

Fees for professional services rendered are charged at the rate of $75 United States dollars per hour. This is referred to as the Professional Fee.

Fees for corporate finance services are charged at the rate of 7% of the total amount raised as a function of ACB’s involvement. This is referred to as the Success Fee. Time sunk providing best-efforts advice, arranging introductions, presentations, negotiations, and services generally performed for the purpose of arranging financing shall be charged to Faceprint at the Professional Fee. The Success Fee does not apply to any capital provided by Cornell Capital LP or its affiliates.

ACB Analytics
Professional Services Agreement
September 2006

1.1.4. Terms of settlement

ACB will invoice the client for the Professional Fee on the final day of every month, provided that billable hours have accrued and are outstanding. Settlement is immediately upon receipt of invoice by way of wire transfer of funds.

If funds are not available at that time, settlement is to be made by way of issuance of S8 shares and must include a risk premium to offset the potentially depreciating value of this form of payment.

The Professional Fee, when settled in S8 shares, shall be equal to $150 United States dollars per hour, to reflect this risk premium.

The quantity of S8 shares to be issued in satisfaction of the Professional Fee outstanding must be equal to the amount of the Fee divided by the close price of the shares of FCPG as quoted by Bloomberg LP on the preceding business day.

The Success Fee is due and payable upon deposit of funds from the investor.

1.1.5. Retainer

In order to secure this agreement, a retainer of 500,000 shares is hereby charged to Faceprint. Settlement of this retainer, by way of filing of an S8 Registration Statement with the SEC, is to be made immediately, and prior to the commencement of work.

Subsequent release of the shares, by way of board authorization, and any other regulatory requirements, is to be made upon performance of this agreement with a value equal to the value of the issuance. Therefore, if the value of this retainer is equal to $10,000 United States dollars, release of the shares shall be made upon performance by ACB of approximately 67 hours of work (at a rate of $150 per hour) towards this agreement.

2. Scope of work

It is not possible to determine the scope of work at this writing. I will attempt to estimate the requirements of Faceprint, with no estimation of the scope. The following is meant for discussion purposes only.

2.1. Appointment as Interim Chief Financial Officer and Principal Financial Officer

Estimated scope: unknown

2.2. Response to SEC regarding comments to the SB-2 Registration Statement

Estimated scope: unknown

2.3. Total scope of work

Estimated scope: unknown

ACB Analytics
Professional Services Agreement
September 2006

3. Additional services

Additional professional services that ACB can provide are listed below. This list is not exhaustive. Faceprint may request the performance of such services from time to time, in accordance with 1.1. (Contractual Terms) above.

1.	Economic modeling
1.1.	Financial forecasts
1.2.	Financial projections

2.	Comptroller services
2.1.	Cost analysis/restructuring
2.2.	Detailed budgeting
2.3.	Management information systems
2.4.	Internal control
2.5.	Financial statement preparation
2.6.	Audit preparation
2.7.	Financial performance analysis

3.	Investment counsel
3.1.	Asset management
3.2.	Market timing
3.3.	Hedge strategies

4.	Corporate governance
4.1.	Shareholder rights
4.2.	Proxy solicitations
4.3.	Class action lawsuits

5.	Corporate finance
5.1.	Merchant banking liaison
5.2.	Investor presentations
5.3.	SEC registration

6.	Business plan writing
6.1.	Abstract
6.2.	Business plan
6.3.	Feasibility study
6.4.	Researched documentation

7.	Insolvency repair
7.1.	Business repair
7.2.	Receivership advice
7.3.	Debtor rights
7.4.	Debt restructuring

If you are in agreement with the above terms and conditions please sign below as indicated.

Sincerely yours,  Acknowledged and Accepted

/s/ Canon Bryan	_______________________
Canon Bryan	Pierre Cote
ACB Analytics	Faceprint Global Solutions

September 25, 2006	_______________________
Date	Date

ACB Analytics
Professional Services Agreement
September 2006

Appendices